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                                  F O R M    5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
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1. Name and Address of Reporting Person*

Mandel                               Lon
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(Last)                              (First)                             (Middle)

                                15 Westerly Drive
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                                    (Street)

                               New City, NY 10956
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(City)                               (State)                               (Zip)
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2. Issuer Name and Ticker of Trading Symbol

                          LCS INDUSTRIES, INC. (LCSI)
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3. IRS or Social Security Number of Reporting Person (Voluntary)

                                   ###-##-####
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4. Statement for Month/Year
                                 September 1996
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer (Check all applicable)

[ ] Director*

[ ] 10% Owner

[ ] Officer (give title below)

[X] Other (specify below)
                              Subsidiary President
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7.  Individual or Joint/Group Reporting (Check all applicable)

[X] Form Filed by One Reporting Person

[ ] Form Filed by More than One Reporting Person
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
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                          TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENFICIALLY OWNED
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1. Title of Security (Instr. 3)                        2. Transaction Date      3. Transaction Code       4. Securities Acquired (A)
                                                          (Month/Day/Year)         (Instr. 8)                or Disposed of (D)
                                                                                                             (Instr. 3, 4 and 5)
                                                       -------------------      -------------------       --------------------------
                                                                                                                    (A) or
                                                                                Code           V          Amount      (D)      Price
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
*Common Stock, par value $.01/SH                           4/25/96               J                       181         A       20.93
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*Common Stock, par value $.01/S                            7/26/96               J                       348         A       10.80
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
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
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                    TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENFICIALLY OWNED -- Continued
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1. Title of Security (Instr. 3)                        5. Amount of Securities      6. Ownership Form:        6. Nature of Indirect
                                                          Beneficially Owned At        Direct (D) or             Beneficial
                                                          End of Issuer's Fiscal       Indirect (I)              Ownership
                                                          Year  (Inst. 3 and 4)        (Instr. 4)                (Instr. 4)
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
Common Stock, par value $.01/SH
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Common Stock, par value $.01/SH                             23,639                          D
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
*Acquired under terms of employment agreements.
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
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                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTION, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security    2. Conversion       3. Transaction Date      4. Transaction Code      5. Number of Derivative
   (Instr. 3)                         Of Exercise         (Month/Day/Year)         (Instr. 8)               Securities Acquired (A)
                                      Price of                                                              or Disposed of (D)
                                      Derivative                                                            (Instr. 3, 4, and 5)
                                      Security
                                    -------------      -------------------      --------------------     ---------------------------
                                                                                  Code          V             (A)            (D)
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

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

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                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                             (E.G., PUTS, CALLS, WARRANTS, OPTION, CONVERTIBLE SECURITIES) -- Continued
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1. Title of Derivative Security     6. Date                  7. Title and                     8. Price of
   (Instr. 3)                          Exercisable              Amount of                        Derivavtive
                                       and                      Underlying                       Security
                                       Expiration               Securities                       (Instr. 5)
                                       Date (Month/             (Instr. 3
                                       Day/Year)                and 4)


                                     --------------------    ----------------------------     --------------
                                     Date         Expira-                       Amount or
                                     Exer-        tion                          Number
                                     cisable      Date           Title          of Shares
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

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

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                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                             (E.G., PUTS, CALLS, WARRANTS, OPTION, CONVERTIBLE SECURITIES) -- Continued
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1. Title of Derivative Security         9. Number of Derivative                 10. Ownership  of             11. Nature of Indirect
   (Instr. 3)                              Securities Beneficially                  Derivative Security:               Beneficial
                                           Owned at End of Year                     Direct (D) or                      Ownership
                                           (Instr. 4)                               Indirect (I) (Instr. 4)            (Instr. 4)
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

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
Explanation of Responses:





                         /s/ Lon Mandel                         11/6/96
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                         Signature of Reporting Person           Date